Exhibit 99.3

FSA Quarterly Letter from Robert P. Cochran, Chairman and Chief Executive Officer

August 9, 2005

Considering the challenging environment, FSA achieved satisfactory results in the second quarter of 2005 to complete a very respectable first half.  New business originations were diverse across all three of our core markets.  In aggregate, the new business continued to be of high credit quality and well priced to produce a steady stream of future earned premiums and solid returns.

Holding company net income for the second quarter of 2005 was $75.5 million, 9.2% lower than in last year’s comparable period due to negative adjustments from marking insured credit default swaps (CDS) to fair value, partially offset by net realized foreign exchange gains in the investment portfolio.  For the first half, net income was $155.6 million, 6.9% lower than for the first six months of 2004.  Operating income, which we define as net income before the effect of fair-value adjustments for insured credit default swaps, reached $87.3 million for the quarter and $169.0 million for the first six months, increases of 9.3% and 10.0%, respectively. Adjusted book value (ABV) increased to $3.9 billion at June 30, 2005, reflecting growth over the past 12 months of 15.1% excluding investment portfolio unrealized capital gains and losses and 17.8% including them.

Net earned premiums, exclusive of refundings, were $80.7 million in the second quarter and $166.2 million in the first half, decreases of 7.5% and 3.2%, respectively. This was largely driven by a decline in net interest margin (residential NIM) securitizations, which have shorter average lives than other residential mortgage-backed transactions and will probably not be replaced in the current tight spread environment.  Our new originations tend to have longer average lives and will create a more stable base for future earned premium growth.

U.S. municipals continued to lead production

Refundings drove municipal new-issue market volume to a record $210.2 billion in the first half, with insurance penetration of 61%, compared with 54% in last year’s comparable period. Despite the strong volume and high demand for insured issues, bond insurers faced a difficult operating environment characterized by intense competition and narrow spreads.  FSA insured 24% of insured new issues.

We produced $91.1 million of PV premiums in the second quarter and $167.9 million in the first half, decreases of 33.0% and 25.5%, respectively, over comparable periods in 2005. In light of current market conditions, we are satisfied with this result. Sparing no effort, FSA insured more new issues than any other bond insurer, and new originations were primarily high-quality general obligation, other tax-backed, utility and transportation transactions.

Another good quarter in the U.S. asset-backed business

While the second-quarter U.S. asset-backed business generally continued to be characterized by aggressive pricing and strong appetite for senior/subordinated structures, we found good opportunities across sectors, including the residential mortgage sector, where a fall-off of residential NIM transactions was partially offset by our growing home equity line of credit (HELOC) business. A particular bright spot was the pooled corporate sector, where temporary spread widening created a window of opportunity to insure Super Triple-A credit default swaps with relatively longer average lives at especially attractive premium rates.

FSA originated $59.0 million of asset-backed PV premiums in the second quarter, an 18.2% increase over the second quarter of last year, to bring the first six months’ total to $119.8 million, an increase of 41.3% over the same period in 2004. Looking ahead, we expect to continue to add high-quality, longer term originations to our insured portfolio and to diversify into new asset types and structures.

A strong pipeline of transactions in the international business

FSA’s second-quarter international PV premium production was $41.8 million, 37.6% off that of the comparable period in 2004, and $84.1 million for the first half, a 26.4% decrease.  The decrease is primarily due to the inherent lumpiness of the public infrastructure business. We have been mandated on a significant number of transactions that should close before year-end, including major transactions in the gas distribution, water utility and health care sectors.  In the European ABS business, we have made progress in a number of sectors and, as in the U.S., found especially good opportunities in the pooled corporate sector.

Solid demand for GICs boosts Financial Products business

The primary product for our Financial Products Group is the Guaranteed Investment Contract (GIC).  With demand for insured GICs strong during the second quarter, FSA’s present value of net interest margin (PV NIM ) originated in the financial products segment increased to $21.3 million, an increase of 23.9%.  It reached $34.1 million for the first half, a small increase over the first half of last year.  During the first quarter of 2005, the Company, in anticipation of widening credit spreads, had invested primarily in highly liquid, Triple-A, short-dated floating rate instruments, which produced a smaller net interest margin. As asset-backed spreads widened slightly in the second quarter, the Company took the opportunity to acquire some longer term Triple-A assets.

Fitch and S&P reaffirm our Triple-A ratings

Fitch, Moody’s and S&P review the monoline bond insurers annually. During the second quarter, Fitch and S&P issued new reports confirming our Triple-A ratings, both citing the high quality of our insured portfolio, conservative risk appetite, effective risk management, strong capital adequacy and benefits of our Dexia ownership.  Full reports are available in print and on our website, www.fsa.com.

Finally

This has been a very intense first half at FSA. In addition to the rigors of business, we also orchestrated a move to our new headquarters at 31 West 52nd Street, where we are occupying five floors and have significantly boosted our technology capabilities.  Maybe it’s partly our new facilities, but more likely it’s the opportunities and challenges we see ahead that are giving us renewed energy and heightened commitment to the principles that have gotten us this far.  While the current business environment is difficult, economic cycles change and our opportunities are expanding globally. Our strategy remains firmly focused on the fundamental pillars of our business – conservative underwriting and pricing discipline.  As always, we will keep you informed.

Sincerely,

Robert P. Cochran

Please refer to the accompanying Quarterly Operating Supplement for definitions of non-GAAP terms used in this letter and reconciliations of operating earnings to net income, adjusted book value to shareholders’ equity, and PV premiums originated to gross premiums written. This document contains forward-looking statements regarding, among other things, the Company’s plans and prospects. Important factors, including general market conditions and the competitive environment, could cause actual results to differ materially from those described in such forward-looking statements. Certain of these factors are described in more detail under the heading “Forward-Looking Statements” in Item 1 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2004. Forward-looking statements in this letter are expressly qualified by all such factors. The Company undertakes no obligation to revise or update any forward-looking statements to reflect changes in events or expectations or otherwise.